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                                                                 EXHIBIT 10.18





                              BELCO OIL & GAS CORP.

                      RETENTION AND SEVERANCE BENEFIT PLAN







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                              BELCO OIL & GAS CORP.
                      RETENTION AND SEVERANCE BENEFIT PLAN


                                   ARTICLE I.
                                   DEFINITIONS

         1.1 "AGREEMENT" means the Agreement and Plan of Merger between Westport Resources Corporation and the Company.

         1.2 "AGREEMENT EXECUTION DATE" means the date the Agreement is executed by the Company and Westport Resources Corporation.

         1.3 "CAUSE" means, in the context of an Employee's termination or separation from employment with the Company, an Employee's (i) neglect, refusal or failure (other than by reason of illness, accident or other physical or mental incapacity or disability) to properly or substantially attend to duties as assigned by the Company; (ii) failure to substantially comply with any of terms of employment; (iii) failure to follow the established policies, standards, and regulations of the Company; (iv) willful engagement in gross misconduct injurious to the Company or to any of its subsidiaries or affiliates or any of its or their employees; or (v) conviction in a court of law of, or pleading of guilty or nolo contendere to, any crime that constitutes a felony in the jurisdiction involved, or any crime including moral turpitude.

         1.4 "CODE" means the Internal Revenue Code of 1986, as amended.

         1.5 "COMPANY" means Belco Oil & Gas Corp., and any successors thereto.

         1.6 "EFFECTIVE DATE" means the Agreement Execution Date.

         1.7 "EMPLOYEE" means any individual who is employed by the Company or any entity included with the Company in a controlled group of corporations or trades or businesses under common control within the meaning of sections 414(b) or 414(c) of the Code, or an affiliated service group within the meaning of section 414(m) of the Code.

         1.8 "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         1.9 "PLAN" means the Belco Oil & Gas Retention and Severance Benefit Plan, as amended from time to time.

         1.10 "PLAN ADMINISTRATOR" means the Company or an individual or committee it may designate.

         1.11 "RETENTION-ELIGIBLE EMPLOYEE" means each full-time or part-time Employee who is employed by the Company on the Agreement Execution Date. Employees classified as temporary employees by the Company and individuals who are classified as independent contractors are not Retention-Eligible Employees.




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         1.12 "RETENTION PERIOD" means the period from the Agreement Execution
Date to the earliest of (i) 90 days after the Closing Date, as defined in the Agreement, (ii) termination of the Agreement, and (iii) an employee's notice of termination.

         1.13 "SEVERANCE-ELIGIBLE EMPLOYEE" means each full-time or part-time Employee. Employees classified as temporary employees by the Company and individuals who are classified as independent contractors are not Severance-Eligible Employees.

         1.14 "SEVERANCE PERIOD" means the period from the Agreement Execution Date to the earlier of (i) eighteen months after the Closing Date, as defined in the Agreement and (ii) termination of the Agreement.

                                  ARTICLE II.
                                RETENTION BENEFIT

         2.1 AMOUNT OF BENEFIT. Each Retention-Eligible Employee shall receive a payment of 30% of such Retention-Eligible Employee's salary earned during the Retention Period. For purposes of this Article II, salary means, for salaried employees, base salary and shall not include any bonuses, overtime, incentive compensation, or similar types of wages; and for hourly employees, the average number of hours worked per week over the twelve-month period ending on the earlier of the Employee's termination date or the end of the Retention Period, but not more than forty (40) hours per week, times the Employee's most recent hourly wage in effect at the time a retention benefit becomes payable under this Plan.

         2.2 VOLUNTARY TERMINATION. Notwithstanding any other provision in the Plan to the contrary, a Retention-Eligible Employee who voluntarily terminates employment during the Retention Period shall receive no retention benefits under the Plan, unless such voluntary termination is a result of a material change in compensation or a requirement to relocate principal place of employment by more than 25 miles.

         2.3 TERMINATION FOR CAUSE. The Plan Administrator shall determine whether a Retention-Eligible Employee has been terminated for Cause. If the Plan Administrator reasonably determines that a Retention-Eligible Employee has been terminated for Cause, the Retention-Eligible Employee shall receive no retention benefits under the Plan.

         2.4 FORM AND TIMING OF PAYMENT. The payment made under this Article II shall be paid as a lump sum within 30 days after the end of the Retention Period.

         2.5 TREATMENT OF PAYMENT UNDER 401(K) PLAN. This lump sum payment shall be deemed a "performance bonus" for purposes of the Belco Oil & Gas Employee 401(k) Savings Plan, and shall not be eligible to be deferred.

                                  ARTICLE III.
                               SEVERANCE BENEFITS

         3.1 AMOUNT OF BENEFIT. A Severance-Eligible Employee whose employment is terminated without Cause by the Company during the Severance Period shall be entitled to severance benefits under this Plan according to the following schedule:



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
POSITION                                       SEVERANCE FORMULA                                    MAXIMUM BENEFIT
--------                                       -----------------                                    ---------------
Senior Vice President and above                Three months salary per year of service              18 months salary

Vice President                                 Two months salary per year of service                12 months salary

All others                                     One months salary per year of service                 6 months salary


The minimum severance benefit shall be two months salary. The benefit shall be pro-rated for partial years of service. Years of service shall include service with the Company as well as service with Belco Operating Corp., Coda Energy, Inc. and Taurus Energy Corp., provided, however, that no credit shall be given under this Plan for any industry service with any other entities. For purposes of this Article III, salary means, for salaried employees, base salary and shall not include any bonuses, overtime, incentive compensation, or similar types of wages; and for hourly employees, the average number of hours worked per week over the twelve-month period ending on the Employee's termination date, but not more than forty (40) hours per week, times the Employee's most recent hourly wage in effect at the time a severance benefit becomes payable under this Plan.

         3.2 VOLUNTARY TERMINATION. Notwithstanding any other provision in the Plan to the contrary, a Severance-Eligible Employee who voluntarily terminates employment with the Company shall receive no severance benefits under the Plan, unless such voluntary termination is a result of a material change in compensation or a requirement to relocate principal place of employment by more than 25 miles.

         3.3 TERMINATION FOR CAUSE. The Plan Administrator shall determine whether a Severance-Eligible Employee has been terminated for Cause. If the Plan Administrator reasonably determines that a Severance-Eligible Employee has been terminated for Cause, the Severance-Eligible Employee shall receive no severance benefits under the Plan.

         3.4 FORM AND TIMING OF PAYMENT. Each Severance-Eligible Employee entitled to a benefit under this Article III may elect to receive either (i) a lump-sum payment, paid within 30 days from the date such Severance-Eligible Employee's employment is terminated, or (ii) equal periodic payments, made on normal payroll schedule, for the number of months for which the Severance-Eligible Employee is entitled to payment.

         3.5 RELEASE REQUIREMENT. Payment of benefits under this Section III are conditioned upon the execution of a release, in a form satisfactory to the Company, of employment-related claims.

         3.6 MEDICAL BENEFITS. Severance-Eligible Employees who elect to receive monthly payments under Section 3.4(ii) shall, for the period over which payments are made, be entitled to receive continuation coverage under the Consolidated Omnibus Budget Reconciliation Act ("COBRA coverage") by paying the current active employee rate (i.e., the rate in effect at the time post-termination premium payments are deducted) for plans under which the Severance-Eligible Employee had participated prior to termination, such amounts to be deducted by the Company on an after-tax basis from the Severance-Eligible Employee's periodic payments. After severance payments cease, Severance-Eligible Employees shall be entitled to continue




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COBRA coverage for the rest of the period permitted by COBRA by paying the full
COBRA rate.

         3.7 MAXIMUM BENEFIT. Notwithstanding any provision in the Plan to the contrary, unless otherwise determined by the Plan Administrator, no amounts shall be payable under the Plan which, when combined with any other payments to the Severance-Eligible Employee, would not be deductible by the Company under
Section 280G of the Code or would subject the Severance-Eligible Employee to taxation under Section 4999 of the Code.

         3.8 TREATMENT OF PAYMENT UNDER 401(K) PLAN. Severance benefit payments are not eligible for deferrals under the Belco Oil & Gas Employee 401(k) Savings Plan.

                                  ARTICLE IV.
                               GENERAL PROVISIONS

         4.1 FUNDING AND COST OF PLAN. The benefits provided herein shall be unfunded and shall be provided from the Company's general assets. The cost of providing benefits under the Plan shall be borne by the Company.

         4.2 NAMED FIDUCIARY. The Plan Administrator shall be the named fiduciary for purposes of ERISA.

         4.3 ADMINISTRATION. The Plan Administrator shall be responsible for the management and control of the operation and the administration of the Plan, including without limitation, interpretation of the Plan, decisions pertaining to eligibility to participate in the Plan, computation of Plan benefits, granting or denial of benefit claims, and review of claims denials. The Plan Administrator has absolute discretion in the exercise of its powers and responsibilities. The Company may delegate any or all of its powers and responsibilities as Plan Administrator to an individual, a committee, or both. To the extent the Company delegates its responsibilities and powers as Plan Administrator, the Company shall, without limiting any rights that the delegate may have under the Company's charter or bylaws, applicable law or otherwise, indemnify and hold harmless each such delegate (and any other individual acting on such delegate's behalf) against any and all expenses and liabilities arising out of such person's administrative functions or fiduciary responsibilities, excepting only expenses and liabilities arising out of the person's own gross negligence or willful misconduct (but specifically including such person's ordinary negligence); expenses against which such person shall be indemnified hereunder include without limitation the amounts of any settlement, judgment, attorneys' fees, costs of court, and any other related charges reasonably incurred in connection with a claim, proceeding, settlement, or other action under the Plan.

         4.4 PLAN YEAR. The Plan shall be administered on a calendar year basis.

         4.5 AMENDMENT AND TERMINATION. For a period of three years from the Effective Date, the Company may not amend or terminate the Plan in any manner that would adversely affect the benefits provided under Articles II and III.

         4.6 CLAIMS PROCEDURE AND REVIEW. Claims for benefits under the Plan shall be made in writing to the Plan Administrator. If a claim for benefits is wholly or partially denied,



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the Plan Administrator shall, within a reasonable period of time but no later than 90 days after receipt of the claim (or 180 days after receipt of the claim if special circumstances require an extension of time for processing the claim), notify the claimant of the denial. Such notice shall (i) be in writing, (ii) be written in a manner calculated to be understood by the claimant, (iii) contain the specific reason or reasons for denial of the claim, (iv) refer specifically to the pertinent Plan provisions upon which the denial is based, (v) describe any additional material or information necessary for the claimant to perfect the claim (and explain why such material or information is necessary), and (vi) explain the Plan's claim review procedure. Within 60 days of the receipt by the claimant of this notice, the claimant may file a written appeal with the Plan Administrator. In connection with the appeal, the claimant may review Plan documents and may submit written issues and comments. The Plan Administrator shall deliver to the claimant a written decision on the appeal promptly, but not later than 60 days after the receipt of the claimant's appeal (or 120 days after receipt of the claimant's appeal if there are special circumstances which require an extension of time for processing). Such decision shall (i) be written in a manner calculated to be understood by the claimant, (ii) include specific reasons for the decision, and (iii) refer specifically to the Plan provisions upon which the decision is based. If special circumstances require an extension, up to 180 or 120 days, whichever applies, the Plan Administrator shall send written notice of the extension. This notice shall indicate the special circumstances requiring the extension and state when the Plan Administrator expects to render the decision.

         4.7 NOT CONTRACT OF EMPLOYMENT. The adoption and maintenance of the Plan shall not be deemed to be a contract of employment between the Company and any person, to be consideration for the employment of any person, or to have any effect whatsoever on the at-will employment relationship. Nothing in the Plan shall be deemed to give any person the right to be retained in the employ of the Company or to restrict the right of the Company to change compensation, change employment duties or discharge any person at any time. Nothing in the Plan shall be deemed to give the Company the right to require any person to remain in the employ of such Company or to restrict any person's right to terminate employment at any time.

         4.8 GOVERNING LAW. This Plan shall be interpreted under the laws of the State of Texas except to the extent preempted by federal law.

         4.9 GENDER; NUMBER. Wherever appropriate herein, the masculine, neuter, and feminine genders shall be deemed to include each other, and the plural shall be deemed to include the singular and vice versa.

         4.10 OVERPAYMENT. If, due to mistake or any other reason, a person receives benefits under this Plan in excess of what the Plan provides, that person shall repay the overpayment to the Company in a lump sum within thirty days of notice of the amount of overpayment. If that person fails to so repay the overpayment, then without limiting any other remedies available to the Company, the Company may deduct the amount of the overpayment from any other amounts which become payable to that person under the Plan or otherwise.

         4.11 HEADINGS. The headings of the Articles and Sections are included solely for convenience. If the headings and the text of the Plan conflict, the text shall control. All references to Articles and Sections are to the Plan unless otherwise indicated.


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         4.12 SEVERABILITY. If any provision of the Plan is held to be illegal or invalid for any reason, that holding shall not affect the remaining provisions of the Plan. Instead, the Plan shall be construed and enforced as if such illegal or invalid provision had not been contained herein.

         4.13 MITIGATION. A Severance-Eligible Employee or a Retention-Eligible Employee will not be required to mitigate the amount of any payment required hereunder unless otherwise determined by the Plan Administrator.

         4.14 WITHHOLDING. The Company may withhold from any amounts payable under the Plan any federal, state or local taxes as the Company is required to withhold pursuant to any law or government regulation or ruling.

         IN WITNESS WHEREOF, Belco Oil & Gas Corp. has executed the Belco Oil & Gas Corp. Retention and Severance Benefit Plan this 8th day of June, 2001.

                                          BELCO OIL & GAS CORP.

                                          By: /s/ GRANT W. HENDERSON
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                                          Name: Grant W. Henderson
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                                          Title: President & CEO
                                                 ------------------------------




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